SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

CONAGRA FOODS, INC.

(Name of Registrant as Specified In Its Charter)

[NOT APPLICABLE]

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[Not Applicable]

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[Not Applicable]

PROXY STATEMENT

for

September 28, 2006

Annual Stockholders’ Meeting

of ConAgra Foods, Inc.

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001

PHONE: 402-595-4000

Gary Rodkin President and Chief Executive Officer

Dear Stockholder:

Please join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha on September 28, 2006. In the following pages you’ll find information about the meeting as well as a Proxy Statement.

Our business meeting this year will cover the items listed on the agenda found on the next page. I will also host a question-and-answer session for our stockholders. We will not be holding a luncheon or reception this year, and meeting attendance will be limited to stockholders. Your admission card, which is required for attendance at the meeting, is enclosed.

We look forward to seeing you at the meeting. If you can’t be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Stockholders may also vote by telephone or via the Internet.

Your prompt response is appreciated. Thank you for your continued support of ConAgra Foods!

Sincerely,

Gary Rodkin

August 18, 2006

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001

PHONE: 402-595-4000

Rob Sharpe Executive Vice President, Legal & External Affairs and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ConAgra Foods’ Annual Stockholders’ Meeting will be held on Thursday, September 28, 2006 at the Holland Performing Arts Center, corner of 13th and Douglas Streets, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. Central Time. Given the new admission procedures, noted on the next page, registration will begin at 12:30 p.m.

Matters to be voted on at the meeting are:

•	Election of Directors

•	Approval of the 2006 Stock Plan

•	Ratification of appointment of independent auditors for fiscal 2007

Stockholders of record as of the close of business on July 31, 2006 are eligible to vote at the Annual Meeting. Your shares may be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope. You may also vote by telephone or via the Internet.

Our Board and management have long recognized that good governance principles are an important foundation for building and sustaining stockholder value over the long term. You will find a summary of our governance principles in the “Corporate Governance” section of this document. We think you will find our principles firmly rooted in our long-term commitment to stockholder value.

By order of the Board of Directors.

Rob Sharpe

August 18, 2006

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001

PHONE: 402-595-4000

Details Regarding Admission to the 2006 Annual Meeting

New for our meeting this year, an admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the Annual Meeting.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is on the back of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials over the Internet, please refer to the appropriate section of the electronic materials to print off your admission ticket.

•	If your ConAgra Foods shares are held in a bank or brokerage account and you did not receive an admission ticket, you may still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on July 31, 2006. Some form of government-issued photo identification will also be required.

If you do not have an admission ticket or bank/brokerage statement showing that you owned shares on July 31, 2006, you will not be admitted to the meeting.

Please be aware that we are webcasting this event. If you are not able to attend in person, you may want to hear the live audiocast at www.conagrafoods.com/investors at 1:30 p.m. Central Time on Thursday, September 28, 2006. An archived copy of this webcast will be available on our website.

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

PROXY STATEMENT

Annual Meeting of Stockholders to be held September 28, 2006

Proxy Solicitation by the Board of Directors

This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Holland Performing Arts Center, corner of 13th and Douglas Streets, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. Central Time on September 28, 2006. Stockholders of record at the close of business on July 31, 2006 will be entitled to vote at the meeting. This Proxy Statement is first being mailed to stockholders on August 18, 2006.

ATTENDANCE AT THE MEETING

Only stockholders of record as of the close of business on July 31, 2006, and their guests (one guest per stockholder) will be able to attend the Annual Meeting. Admission will be by ticket or confirming bank/brokerage statement only, and those attending the Annual Meeting must bring some form of government-issued photo identification.

HELP REDUCE THE COMPANY’S MAILING EXPENSES

Stockholders can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website www.investordelivery.com and follow the instructions provided. Have your proxy card in hand when accessing this website.

PROXIES

Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares by proxy.

•	Registered Stockholders – If you are a registered stockholder holding shares directly in ConAgra Foods under your own name and are unable to attend the Annual Meeting, you can vote your shares by proxy in one of the following manners:
•	Via the Internet at www.proxyvote.com and following the instructions
•	By Telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions
•	By Mail by signing and returning the enclosed proxy card in the postage-paid envelope

•	Beneficial Owners – If a broker, bank or other nominee holds your common stock, you will receive instructions from them that you must follow in order to have your shares voted by proxy.

Of course, you can always come to the meeting and vote your shares in person.

The proxies will vote all shares in accordance with the instructions you provide. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company will pay a reasonable fee. In addition, proxies may be solicited by certain directors, officers and other employees of the Company, not specially employed for the purpose. These directors, officers and employees will not receive additional compensation for the solicitation. ConAgra Foods will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

You may revoke the proxy before the meeting, whether delivered by telephone, Internet or through the mail, by using the telephone voting procedures, the Internet voting procedures or by mailing a signed instrument revoking the proxy to: Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102. To be effective, a mailed revocation must be received by the Corporate Secretary on or before September 27, 2006, and a telephonic or Internet revocation must be submitted by 11:59 p.m. Eastern Time on September 27, 2006. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

VOTING SECURITIES

The Company at July 31, 2006 had issued and outstanding 510,352,035 voting shares of common stock. Each share of common stock is entitled to one vote. There were no shares of voting preferred stock outstanding at July 31, 2006.

The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”).

Election of the four director nominees requires the affirmative vote of a majority of the votes cast in the election of directors at the annual meeting. In connection with its ongoing commitment to good corporate governance practices, the ConAgra Foods Board of Directors amended the Company’s bylaws to implement a majority voting system earlier this year. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors. An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an election is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in “Board of Directors and Election.”

The ratification of accountants and the approval of the 2006 Stock Plan will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. On these matters, an abstention will have the same effect as a negative vote. A broker non-vote will not be considered entitled to vote on matters as to which the brokers withhold authority; therefore, broker non-votes will not be included in the tabulation of these voting results.

VOTING SECURITIES OWNED BY

CERTAIN BENEFICIAL OWNERS

The following stockholders report ownership of more than 5% of the Company’s outstanding common stock.

NAME	BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	40,120,200 (2)	7.9%

Barrow, Hanley, Mewhinney & Strauss, Inc. 2200 Ross Avenue, Suite 3100 Dallas, TX 75201	37,748,823 (3)	7.4%

State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	30,152,880 (4)	5.9%

(1) Based on shares outstanding on the record date of July 31, 2006.

(2) Based on a Form 13F filed by Capital Research and Management Company on May 12, 2006.

(3) Based on a Form 13F filed by Barrow, Hanley, Mewhinney & Strauss, Inc. on May 11, 2006.

(4) Based on a Form 13F filed by State Street Corporation on May 15, 2006.

VOTING SECURITIES OWNED

BY EXECUTIVE OFFICERS AND DIRECTORS

The following table shows as of July 31, 2006, the beneficial ownership of ConAgra Foods common stock by its directors, the executive officers named in the Summary Compensation Table, and all current executive officers and directors as a group. No director or executive officer beneficially owned 1% or more of ConAgra Foods common stock as of July 31, 2006, other than Mr. Batchelder, who may be deemed to beneficially own 2.1% of the outstanding common stock. The directors and all current executive officers as a group beneficially owned 2.5% of ConAgra Foods outstanding common stock as of July 31, 2006. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of July 31, 2006.

NAME	TITLE OF CLASS	BENEFICIAL OWNERSHIP (1)
David H. Batchelder	Common Stock	10,784,600
Mogens C. Bay	Common Stock	107,200
Howard G. Buffett	Common Stock	51,214
Stephen G. Butler	Common Stock	40,982
John T. Chain, Jr.	Common Stock	81,160
Steven F. Goldstone	Common Stock	24,705
Alice B. Hayes	Common Stock	66,643
W.G. Jurgensen	Common Stock	75,790
Mark H. Rauenhorst	Common Stock	94,917
Carl E. Reichardt	Common Stock	150,400
Gary M. Rodkin	Common Stock	75,000
Ronald W. Roskens	Common Stock	119,269
Kenneth E. Stinson	Common Stock	111,200
John F. Gehring	Common Stock	67,894
Owen C. Johnson	Common Stock	453,131
Bruce C. Rohde (2)	Common Stock	2,583,166
Robert F. Sharpe, Jr.	Common Stock	34,000
Frank S. Sklarsky	Common Stock	114,000

Directors and Current Executive Officers as a Group (21 Persons)	Common Stock	12,624,656

(1) Shares reported include (i) shares owned by spouses of directors and executive officers; (ii) 10,741,400 shares deemed beneficially owned by an investment advisory firm of which Mr. Batchelder is a principal; the investment advisory firm has voting and dispositive power over such shares; however, clients of the firm or its affiliates have certain withdrawal rights that could affect the shares which are not controlled by the firm or Mr. Batchelder; (iii) 857 shares owned by a charitable foundation for which Mr. Rauenhorst is a director and disclaims beneficial ownership; and (iv) 3,501,557 shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of July 31, 2006.

(2) Mr. Rohde resigned from all executive positions and directorships with the Company as of September 30, 2005.

CORPORATE GOVERNANCE

Overview

Sound corporate governance practices are an important part of our foundation and tradition. We have many longstanding policies and practices, and we have also added measures to further strengthen our foundation. Our corporate governance practices include the following:

•	We do not have a “poison pill” stockholder rights plan.
•	Our Board adopted a bylaw amendment in 2006 to provide for majority voting, rather than plurality voting, in uncontested director elections.
•	Our stockholders approved a charter amendment in 2005 which will result in declassification of our Board of Directors.
•	Other than our Chief Executive Officer, none of our directors are, or ever have been, employed by the Company.
•	Directors and executive officers are committed to owning stock in ConAgra Foods. Directors will not sell any of their ConAgra Foods stock until they cease to be a director. Our board has established stock ownership guidelines for executive officers, which require those executives to own ConAgra Foods stock worth various multiples of their salaries.
•	We do not permit loans to directors or executive officers.
•	We do not re-price stock options and never have.
•	Our Audit Committee, Human Resources Committee, Corporate Governance Committee and Nominating Committee are each comprised of independent directors.
•	Non-employee directors routinely meet in executive session without management present.
•	The Chairman of the Board, Steven Goldstone, is an independent director who is not an executive of ConAgra Foods. The Chairman chairs the executive sessions of the Board.
•	Our Audit Committee has the authority to retain and replace our independent auditors.
•	The lead partner of the independent public accounting firm that audits ConAgra Foods’ books is rotated at least every five years.
•	Our retirement plans are structured so that employees can diversify their holdings of ConAgra Foods stock.

The following corporate governance documents appear on the Company’s website (www.conagrafoods.com) under the Investors section and these documents are available in print to any stockholder upon request to the Corporate Secretary:

•	Corporate Governance Principles
•	Code of Conduct, our commitment to our longstanding standards for ethical business practices
•	Code of Ethics for Senior Corporate Officers
•	Board Committee Charters
•	Audit Committee Charter
•	Corporate Affairs Committee Charter
•	Corporate Governance Committee Charter
•	Human Resources Committee Charter
•	Nominating Committee Charter
•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

Interested parties may communicate with the Chairman of the Board or ConAgra Foods’ Board of Directors by writing to: Chairman of ConAgra Foods Board of Directors, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. We routinely assess and refine our corporate governance practices and share them with you by posting them on the Company’s website. Directors are encouraged to attend the annual stockholders meeting and all of the Company’s directors attended the 2005 annual stockholders meeting.

Board Meetings and Independence

The Board of Directors meets on a regularly scheduled basis. During fiscal 2006, the Board met eight times. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served, except Mr. Jurgensen, who attended 73% of the meetings of the Board and the Committees on which he serves. The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for Company directors that are set forth in its Corporate Governance Principles. Those standards are set forth below and follow the director independence standards established by the New York Stock Exchange:

•	A director will not be independent if, within the preceding three years: (1) the director was employed by ConAgra Foods or an immediate family member of the director was an executive officer of ConAgra Foods, (2) the director was affiliated with or employed by ConAgra Foods’ independent auditor, (3) a ConAgra Foods’ executive officer was on the compensation committee of the board of directors of a company which employed the ConAgra Foods’ director or which employed an immediate family member of the director as an executive officer, or (4) the director or the director’s immediate family member received more than $100,000 during any twelve-month period in direct compensation from ConAgra Foods (other than director and committee fees).

•	A director will not be independent if: (1) the director is an executive officer or an employee, or the director has an immediate family member who is an executive officer, of another company and (2) the other company made payments to, or received payments from, ConAgra Foods for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of either (i) such other company’s consolidated gross revenues or (ii) ConAgra Foods’ consolidated gross revenues.

•	A director will not be independent if: (1) the director or an immediate family member is a current partner of ConAgra Foods’ independent auditor, (2) the director is an employee of ConAgra Foods’ independent auditor, (3) the director has an immediate family member who is a current employee of ConAgra Foods’ independent auditor who participates in the auditor’s audit, assurance or tax compliance practice, or (4) the director or an immediate family member was within the last three years a partner or employee of ConAgra Foods’ independent auditor and personally worked on the Company’s audit within that time.

•	Tax-exempt organizations which receive contributions from ConAgra Foods shall not be considered “companies” for purposes of these independence standards. However, ConAgra Foods will disclose in its annual proxy statement any such contribution which it makes to a tax-exempt organization in which a director serves as an employed executive officer if, within the preceding three years, contributions in any fiscal year exceeded the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues.

•	For relationships not covered by the foregoing standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the above independence standards. The board’s determination of each director’s independence will be disclosed annually in the Company’s proxy statement.

The Board has determined that directors Batchelder, Bay, Buffett, Butler, Chain, Goldstone, Hayes, Jurgensen, Reichardt, Roskens and Stinson have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Principles.

Audit Committee

The members of the Audit Committee are Stephen G. Butler (Chairman), Mogens C. Bay, W.G. Jurgensen and Kenneth E. Stinson. All members of the Audit Committee are independent within the meaning of the Company’s Corporate Governance Principles (which track the listing standards of the NYSE) and the additional independence standards for Audit Committee members of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Audit Committee met seventeen times during fiscal 2006. The Audit Committee assists the Board by reviewing the integrity of the financial statements of the Company; the qualifications, independence and performance of the Company’s independent auditors and internal auditing department; and compliance by the Company with legal and regulatory requirements. The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the SEC. The Audit Committee reviews reports on various matters, including critical accounting policies of the Company, significant changes in the Company’s selection or application of accounting principles, and the Company’s internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

Human Resources Committee

The members of the Human Resources Committee are Carl E. Reichardt (Chairman), David H. Batchelder, John T. Chain, Jr., Steven F. Goldstone and Ronald W. Roskens. All members of the Human Resources Committee are independent within the meaning of the Company’s Corporate Governance Principles (which track the listing standards of the NYSE). The Human Resources Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Human Resources Committee met six times during fiscal 2006. The Committee has responsibility for reviewing, evaluating and approving compensation plans, policies and programs for the Company’s directors, executive officers and significant employees. The Human Resources Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and together with the other independent directors, determines and approves the Chief Executive Officer’s compensation levels based on such evaluation.

Corporate Governance Committee

The members of the Corporate Governance Committee are John T. Chain, Jr. (Chairman), David H. Batchelder, Mogens C. Bay, Steven F. Goldstone, Alice B. Hayes and Kenneth E. Stinson. All members of the Corporate Governance Committee are independent within the meaning of the Company’s Corporate Governance Principles (which track the listing standards of the NYSE). The Corporate Governance Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Corporate Governance Committee met three times during fiscal 2006. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size, functions and policies of the board, the size and functions of the various committees of the Board, and the corporate governance principles of ConAgra Foods.

Nominating Committee

The members of the Nominating Committee are Ronald W. Roskens (Chairman), Howard G. Buffett, W.G. Jurgensen and Carl E. Reichardt. All members of the Nominating Committee are independent within the meaning of the Company’s Corporate Governance Principles (which track the listing standards of the NYSE). The Nominating Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Nominating Committee met once during fiscal 2006. The Nominating Committee identifies qualified candidates for membership on the Board, proposes to the Board a slate of directors for election by the stockholders at each annual meeting, and proposes to the Board candidates to fill vacancies on the Board. The process is described in “Director Nomination Process” below.

Corporate Affairs Committee

The members of the Corporate Affairs Committee are Howard G. Buffett (Chairman), Alice B. Hayes and Mark H. Rauenhorst. The Corporate Affairs Committee operates under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

The Corporate Affairs Committee met five times during fiscal 2006. The Corporate Affairs Committee advises ConAgra Foods management on internal and external factors and relationships affecting the Company’s image, reputation, objectives and strategies. Focus areas include economics, government regulation, sustainable development, community affairs and stockholder relations.

Executive Committee

The members of the Executive Committee are Steven F. Goldstone (Chairman), Stephen G. Butler, Carl E. Reichardt and Gary M. Rodkin. The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee met five times during fiscal 2006.

Director Nomination Process

The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for board membership should notify the Company’s Corporate Secretary in writing at least 120 days before the annual stockholders meeting at which directors are to be elected and include whatever support material the stockholder considers appropriate. The Nominating Committee will also consider nominations by a stockholder pursuant to the provisions of the Company’s bylaws relating to stockholder nominations as described in “Fiscal 2007 Stockholder Proposals”.

The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee. The Committee’s evaluation process for nominees recommended by stockholders does not differ.

The Committee evaluates each prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group, (2) board skill needs, taking into account the experience of current board members, the candidate’s ability to work toward business goals with other board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board, (3) diversity, including the extent to which the candidate reflects the composition of Company stockholders and other constituencies and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendations of the Committee.

Director Compensation and Transactions

For their services on the Board of ConAgra Foods, non-employee directors were paid the following amounts for fiscal 2006:

Name	Fees Earned or Paid in Cash $ (1)	Stock Awards $ (2)	Option Awards $ (3)	Total $
David H. Batchelder	87,500	41,058	40,540	169,098
Mogens C. Bay	92,000	41,058	40,540	173,598
Howard G. Buffett	96,000	41,058	40,540	177,598
Stephen G. Butler	135,000	41,058	40,540	216,598
John T. Chain, Jr.	99,000	41,058	40,540	180,598
Steven F. Goldstone	281,167	41,058	40,540	362,765
Alice B. Hayes	74,000	41,058	40,540	155,598
W.G. Jurgensen	78,500	41,058	40,540	160,098
Mark H. Rauenhorst	69,500	41,058	40,540	151,098
Carl E. Reichardt	117,000	41,058	40,540	198,598
Ronald W. Roskens	97,500	41,058	40,540	179,098
Kenneth E. Stinson	101,000	41,058	40,540	182,598

(1) See description below.

(2) Annual stock grant valued at fair market value on date of grant (1,800 shares at $22.81 per share).

(3) Annual stock option grant (exercise price of $22.81 is fair market value on date of grant) at Black-Scholes value calculated on date of grant (9,000 options at Black-Scholes value of $4.5044 per share).

For their services on the Board, non-employee directors are paid $50,000 per year, except Mr. Goldstone who, as Chairman of the Board, is paid $300,000 per year. Mr. Goldstone’s 2006 cash payment was pro-rated for his actual months of service. He was appointed Chairman of the Board beginning October 1, 2005. The Chairmen of the Human Resources, Audit, Corporate Affairs, Nominating and Corporate Governance Committees are paid an additional $25,000 per year. Each non-employee director is paid $1,500 per meeting attended, except Mr. Goldstone whose meeting fee increased to $3,000 per meeting beginning October 1, 2005. Non-employee directors may elect to defer payment of their cash compensation into the Company’s non-qualified deferred compensation plan for non-employee directors. Under the ConAgra Foods 2000 Stock Plan, each non-employee director earns an annual grant of 1,800 shares of ConAgra Foods common stock and an annual grant of non-statutory options to acquire 9,000 shares of ConAgra Foods common stock, with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. If the proposed 2006 Stock Plan is approved by our stockholders, equity awards for directors (other than the grant to be made following the Annual Meeting) will be made under that plan. Directors are also eligible to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees.

During fiscal 2006, Mr. Buffett served at the request of the Company on the governing board of a joint venture between South Africa based Tiger Brands and ConAgra Foods for the manufacture and sale of malt products on multiple continents, in which ConAgra Foods has a 50% interest; Mr. Buffett received $50,000 from this venture for his services during fiscal 2006. Until July 31, 2005, he served at the request of the Company on the governing board of a U.S. based venture for environmental research and development, in which ConAgra Foods had a 50% interest; he received $8,334 during fiscal 2006 from the venture for his services. During fiscal 2006, Mr. Buffett also served at the request of the Company on the board of an India based venture for the manufacture and sale of food products. Mr. Buffett received $50,000 during fiscal 2006 from the Company for these services.

ConAgra Foods has entered into various lease agreements with Opus Corporation or its affiliates. Mark Rauenhorst is a beneficial owner, officer and director of Opus Corporation. The agreements relate to the leasing of land, buildings and equipment for ConAgra Foods in Omaha, Nebraska. ConAgra Foods occupies the buildings pursuant to long term leases with Opus Corporation and other investors, which leases contain various termination rights and purchase options. Leases commencing in 1989, 1990, 2000, 2001 and 2002 required annual lease payments by ConAgra Foods of $15.8 million for fiscal year 2006. ConAgra Foods has entered into construction contracts with Opus Corporation or its affiliates, which relate to the construction of improvements to various properties occupied by

ConAgra Foods; payments made by ConAgra Foods to Opus Corporation or its affiliates with respect to these agreements totaled $1.6 million for fiscal 2006 and $52.9 million for fiscal 2005. ConAgra Foods purchases property management services from Opus Corporation; payments made by ConAgra Foods to Opus Corporation or its affiliates for these services totaled $1.4 million for fiscal year 2006. Opus Corporation had revenues in excess of $1.25 billion in 2005.

The Directors’ Charitable Award Program was discontinued in 2003. Directors elected to the board prior to 2003 were eligible for the program; the directors who continue participation in the program are entitled to nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such director. ConAgra Foods maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds prior to donation and the tax benefit of the donation accrue solely to the benefit of ConAgra Foods.

ITEM 1:  BOARD OF DIRECTORS AND ELECTION

The Company’s Board of Directors is presently composed of thirteen members. At the 2005 Annual Stockholders’ Meeting the stockholders approved the amendment of the ConAgra Foods Certificate of Incorporation in order to phase out the three-year staggered terms of our directors and to provide instead for the annual election of all directors. Prior to the amendment, directors were elected to staggered three-year terms with approximately one-third of the directors standing for election each year. The amended Certificate of Incorporation now provides that directors will be elected to one-year terms of office as the three-year terms expire at the 2006, 2007 and 2008 annual meetings. Accordingly, nominees elected for the four directorships at the 2006 Annual Stockholders’ Meeting will have terms expiring at the 2007 Annual Stockholders’ Meeting. Other directors are not up for election this year and will continue in office for the remainder of their terms, at which time they (or their respective successors) will stand for election for a one-year term.

The Board of Directors recently amended the Company bylaws to provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected (a contested election), in which case directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his or her resignation to the Board of Directors. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director’s term expires, and the age of each director. Directors who are nominees for election at the 2006 Annual Stockholders’ Meeting are listed first.

In order to pursue additional responsibilities in the Howard G. Buffett Foundation, Mr. Buffett, a member of the Board since January 2002, has advised the Board that he will resign his directorship effective on September 28, 2006.

DAVID H. BATCHELDER – Nominee

Principal of Relational Investors LLC (investment advisory firm). Director of Washington Group International, Inc. Mr. Batchelder has been a director since August 2, 2002. His current term expires September 28, 2006. He is 57 years of age.

STEVEN F. GOLDSTONE – Nominee

Non-executive Chairman of the ConAgra Foods board since October 1, 2005. Manager of Silver Spring Group (private investment firm) since 2000. Chairman of Nabisco Group Holdings from 1999 to 2000. Chairman and Chief Executive Officer of RJR Nabisco from 1997 to 1999. Director of American Standard Companies and Greenhill & Co., Inc. Mr. Goldstone has been a director since December 11, 2003. His current term expires September 28, 2006. He is 60 years of age.

MARK H. RAUENHORST – Nominee

President and Chief Executive Officer of Opus Corporation (commercial real estate design, development and construction). Director of Graco, Inc. Mr. Rauenhorst has been a director since May 4, 2001. His current term expires September 28, 2006. He is 53 years of age.

GARY M. RODKIN – Nominee

President and Chief Executive Officer since October 1, 2005. Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005. President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002. President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. Mr. Rodkin has been a director since October 1, 2005. His current term expires September 28, 2006. He is 54 years of age.

The following directors serve for terms that expire after 2006:

MOGENS C. BAY

Chairman and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. Director of Peter Kiewit Sons’, Inc. Mr. Bay has been a director since December 12, 1996. His current term expires September 20, 2007. He is 57 years of age.

STEPHEN G. BUTLER

Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. Director of Cooper Industries and Ford Motor Company. Mr. Butler has been a director since May 16, 2003. His current term expires September 20, 2007. He is 58 years of age.

JOHN T. CHAIN, JR.

Chairman of the Thomas Group (international management consulting). Retired General, United States Air Force, former Commander-in-Chief of the Strategic Air Command. Director of Reynolds American, Inc., Kemper Insurance Companies, Northrop Grumman Corp. and the Thomas Group, Inc. Mr. Chain has been a director since May 4, 2001. His current term expires September 25, 2008. He is 71 years of age.

ALICE B. HAYES

President emerita of the University of San Diego since July 2003. President of the University of San Diego from 1995 to July 2003. Executive Vice President and Provost of Saint Louis University from 1989 to 1995. Director of Jack in the Box, Inc. Ms. Hayes has been a director since August 3, 2001. Her current term expires September 20, 2007. She is 68 years of age.

W.G. JURGENSEN

Chief Executive Officer of Nationwide Mutual Insurance Company (insurance) since August 2000. Executive Vice President of Bank One Corporation from 1998 to 2000. Executive Vice President of First Chicago NBD Corporation from 1996 to 1998. Director of Nationwide Financial Services, Inc. Mr. Jurgensen has been a director since August 2, 2002. His current term expires September 20, 2007. He is 55 years of age.

CARL E. REICHARDT

Retired Chairman and Chief Executive Officer of Wells Fargo & Company (banking) since 1994. Vice Chairman of Ford Motor Company (2001-2003). Non-Executive Chairman of HSBC North America Holdings, Inc. Mr. Reichardt has been a director since March 1, 1993. His current term expires September 20, 2007. He is 75 years of age.

RONALD W. ROSKENS

President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992. President of University of Nebraska from 1977 to 1989. Mr. Roskens has been a director since December 3, 1992. His current term expires September 25, 2008. He is 73 years of age.

KENNETH E. STINSON

Chairman of Peter Kiewit Sons’, Inc. (construction and mining). Chief Executive Officer of Peter Kiewit Sons’, Inc. (1998 – 2004). Director of Peter Kiewit Sons’, Inc., Kiewit Investment Fund LLLP and Valmont Industries, Inc. Mr. Stinson has been a director since December 12, 1996. His current term expires September 25, 2008. He is 63 years of age.

It is intended that proxies will be voted “FOR” the election of the above-indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation paid by ConAgra Foods for services rendered during fiscal years 2006, 2005 and 2004 for (1) the Chief Executive Officer of ConAgra Foods and (2) the next four most highly compensated executive officers of ConAgra Foods for the last completed fiscal year.

SUMMARY COMPENSATION TABLE

	__________Annual Compensation__________				______Long-Term Compensation______
Name/ Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#)	LTIP Payouts ($) (3)	All Other Compensation ($) (4)

Gary M. Rodkin (5) President & Chief Executive Officer	2006	742,308	2,000,000	119,292	0	1,480,000	0	49,828

Robert F. Sharpe, Jr. (5) Executive Vice President, Legal and External Affairs, Corporate Secretary	2006	334,615	750,000	14,498	0	460,000	0	25,492

Owen C. Johnson Executive Vice President, Chief Administrative Officer	2006 2005 2004	500,000 500,000 500,000	300,000 150,000 900,000		0 0 977,841	160,000 0 0	0 0 977,841	25,562 24,214 46,902

Frank S. Sklarsky (5) Executive Vice President, Chief Financial Officer	2006 2005	500,000 250,000	250,000 850,000	10,904 54,730	0 1,370,000	160,000 0	0 0	123,335 135,101

John F. Gehring (5) Senior Vice President, Corporate Controller	2006 2005	400,000 374,038	250,000 229,961		0 548,000	80,000 0	0 0	17,899 11,738

Bruce C. Rohde Former Chairman & Chief Executive Officer	2006 2005 2004	415,385 1,200,000 1,200,000	0 0 3,579,929		0 0 2,933,522	0 0 0	0 0 2,933,522	2,429,692 40,714 148,300

(1) ConAgra Foods’ executive officers do not receive company loans, country club memberships, company cars, financial planning assistance, or corporate-owned life insurance. Executive officer personal use of corporate aircraft is valued at the aggregate incremental cost to the company. The “Other Annual Compensation” amounts for 2006 for Mr. Rodkin, Mr. Sharpe and Mr. Sklarsky include (a) tax reimbursement payments related to relocation, temporary living expenses and personal use of aircraft of $21,565, $14,498, and $10,904, respectively, and (b) personal use of aircraft (incremental cost $97,727) for Mr. Rodkin in compliance with ConAgra Foods’ security policy. The amounts for 2005 for Mr. Sklarsky represent tax reimbursement payments related to relocation expenses.

(2) From time to time, ConAgra Foods grants restricted shares to executives. Also, under ConAgra Foods’ prior long-term senior management incentive program, LTIP awards were made in restricted share equivalent units and restricted units (see footnote 3 below). The executive receives dividend equivalent payments in cash on restricted shares and restricted share equivalent units, and dividends on restricted units are reinvested in additional restricted units. At the end of fiscal 2006, the aggregate unvested restricted share, restricted share equivalent unit, and restricted unit holdings (see footnote 3 below), valued at the closing price of ConAgra Foods common stock at May 28, 2006, without giving effect to the diminution of value attributable to the restrictions on such shares or units were: Mr. Rodkin - $0; Mr. Sharpe - $0; Mr. Sklarsky - $1,136,000 (50,000 shares); Mr. Johnson - $1,764,072 (39,539 share equivalent units, 38,105 restricted units); and Mr. Gehring - $1,311,330 (42,390 share equivalent units, 15,327 restricted units).

(3) Amounts earned under the Company’s prior long-term senior management incentive program were issued in restricted share equivalent units (payable in common stock when restrictions end). An equivalent award was made in restricted units (which track the appreciation or depreciation in ConAgra Foods stock during the restricted period and are payable in cash when restrictions end). The restricted share equivalent units and restricted units vest on the fifth fiscal year-end after issuance, or earlier upon death, normal retirement, permanent disability, or change in control. If a participant terminates employment, the restricted share equivalent units and restricted units vest 20% at the end of each fiscal year of employment post–issuance, unless the termination was for cause. No amounts were earned under long-term programs in fiscal 2005 or 2006.

(4) Amounts represent contributions credited by ConAgra Foods during fiscal year 2006 to its qualified and nonqualified 401(k) plans and the imputed dollar value for term life insurance. Fiscal year 2006 life premium values are as follows: Mr. Rodkin, $1,866; Mr. Sklarsky, $2,113; Mr. Sharpe, $1,361; Mr. Johnson, $6,062; Mr. Gehring, $1,100; and Mr. Rohde, $3,592. Amounts in fiscal 2006 for Mr. Rodkin and Mr. Sharpe also include reimbursement of temporary living expenses of $19,395 and $13,600, respectively; for Mr. Sklarsky $89,122 in relocation expenses; and, for Mr. Rodkin, security expenses of $10,912 under ConAgra Foods’ security policy. The amounts for Mr. Rohde for fiscal 2006 include amounts payable pursuant to a September 2005 transition agreement. See description on page 18. Fiscal year 2005 life premium values are as follows: Mr. Sklarsky, $723; Mr. Johnson, $4,714; Mr. Gehring $801; and Mr. Rohde, $4,714. Amounts for 2005 for Mr. Sklarsky also include $112,167 for reimbursement of relocation expenses. Fiscal year 2004 life premium values are as follows: Mr. Johnson, $4,902 and Mr. Rohde, $4,902.

(5) Mr. Rodkin became an executive officer on October 1, 2005; Mr. Sharpe became an executive officer on December 1, 2005; Mr. Sklarsky became an executive officer on November 9, 2004; and Mr. Gehring became an executive officer on July 9, 2004.

The following table sets forth information on grants of stock options during the last fiscal year to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 2006.

OPTION GRANTS IN LAST FISCAL YEAR

	_________________________Individual Grants_________________________				___Grant Date Value___

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted To Employees For Fiscal 2006	Per Share Exercise Price ($)	Expiration Date	Grant Date Present Value ($) (4)
Gary Rodkin (2)	1,000,000	12.6%	$22.83	8/30/2015	$4,508,400
Gary Rodkin (2)	480,000	6.1%	$22.72	5/25/2016	$2,153,616
Robert F. Sharpe, Jr. (2)	300,000	3.8%	$21.51	11/30/2015	$1,274,310
Robert F. Sharpe, Jr. (2)	160,000	2.0%	$22.72	5/25/2016	$717,872
Owen C. Johnson (3)	160,000	2.0%	$23.14	7/24/2015	$731,136
Frank S. Sklarsky (3)	160,000	2.0%	$23.14	7/24/2015	$731,136
John F. Gehring (3)	80,000	1.0%	$23.14	7/24/2015	$365,568
Bruce C. Rohde	0	0%	NA	NA	$0

(1) All options were granted at the fair market value of ConAgra Foods common stock on the date of grant. Options become immediately exercisable upon death, change in control of the Company (as defined in the Company’s stock plans) or retirement.

(2) These options become exercisable as to 40% of the shares on May 27, 2007; 30% of the shares on May 25, 2008; and 30% of the shares on May 31, 2009. Mr. Rodkin’s options for 1,000,000 shares were granted on August 31, 2005. Mr. Sharpe’s options for 300,000 shares were granted on December 1, 2005. Mr. Rodkin’s options for 480,000 shares and Mr. Sharpe’s options for 160,000 shares were granted on May 26, 2006.

(3) These options were granted on July 25, 2005, and become exercisable as to 40% of the shares on May 28, 2006; 30% of the shares on May 27, 2007; and 30% of the shares on May 25, 2008.

(4) The estimated grant date present value reflected in the above table is determined pursuant to SEC regulations using the Black-Scholes model, which is the method of option valuation used for the Company’s financial reporting purposes. Other valid methods of estimating the fair values of stock options may yield significantly different results. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the option grants reflected in the above table include the following (a) exercise price of the options equal to the fair market value of the underlying stock on the date of grant; (b) expected option life of six years, based on vesting schedules; (c) dividend yield of 4.05%; (d) risk-free interest rate of 3.841%; and (e) expected volatility of 26.8%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra Foods common stock for the executive officers named in the Summary Compensation Table.

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options At FY-End ($) (1)
	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable #	Unexercisable #	Exercisable ($)	Unexercisable ($)
Gary M. Rodkin	0	0	0	1,480,000	0	0
Robert F. Sharpe, Jr.	0	0	0	460,000	0	363,000
Owen C. Johnson	0	0	413,352	96,000	189,141	0
Frank S. Sklarsky	0	0	64,000	96,000	0	0
John F. Gehring	0	0	60,883	48,000	0	0
Bruce C. Rohde	0	0	2,170,442	0	1,688,445	0

(1) Value shown is the difference between the closing price of ConAgra Foods common stock on the last trading day of fiscal 2006 ($22.72) and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.

LONG-TERM INCENTIVE PLAN AWARDS

The following table provides information concerning long-term incentive awards approved by the Human Resources Committee for the executive officers named in the Summary Compensation Table. The long-term incentive program was established under the stockholder-approved Executive Incentive Plan, with potential common stock awards issuable under stockholder-approved stock plans. The long-term incentive program for fiscal 2007 consists of a mix of performance shares and stock options (described below) and replaces the long-term awards previously granted to participating executives (and shown in the Summary Compensation Table above under the “Restricted Stock Awards” and “LTIP Payouts” columns). The Human Resources Committee established the target incentives under the redesigned long-term programs for each participating executive following a competitive market review of long-term incentive programs and total direct compensation analysis by its independent compensation consultant.

Under the redesigned long-term incentive program, each participating executive is assigned a targeted number of performance shares at the beginning of each three-year performance period. The first three-year cycle commenced on the first day of fiscal 2007. The financial performance objectives for this performance cycle are based on growth in earnings before interest and taxes and return on average invested capital. The number of performance shares earned over the full three-year period is determined by the extent to which the three-year objectives are met. However, during the three-year cycle there is a transition from the Company’s prior program (which would have provided the executives payout opportunities in 2007 and 2008 but which has been cancelled with the adoption of the redesigned program). For the transition, up to one-third of the targeted award may be earned and paid out at the end of fiscal 2007 based on fiscal 2007 performance and up to one-third of the total targeted award may be earned and paid out at the end of fiscal 2008 based on cumulative performance for fiscal 2007 and fiscal 2008. In no event may the amount paid in each of fiscal 2007 and fiscal 2008 exceed one-third of the three-year target. The balance of the award, including any above-target payout, is earned based on the full three years ending in fiscal 2009. The Human Resources Committee established certain adjustments for extraordinary events and determined to make pro rata payouts in the event of death, disability or retirement. Dividend equivalents will be paid on the portion of performance shares actually earned at the regular dividend rate over the performance period. Payouts on earned performance shares and dividend equivalents are made in shares of ConAgra Foods common stock and may be more or less than target depending on performance. Payouts are capped at three times target.

				_____________Estimated Future Payouts____________
	Number of Shares, Units or Other Rights (1)	Performance or other Period Until Maturation or Payout		Threshold (#)	Target (#)		Maximum (#)

Gary M. Rodkin	300,000	3 years	(1)	0	300,000	(2)	900,000

Robert F. Sharpe, Jr.	96,000	3 years	(1)	0	96,000	(2)	288,000

Owen C. Johnson	96,000	3 years	(1)	0	96,000	(2)	288,000

Frank S. Sklarsky	0	NA		0	0		0

John F. Gehring	48,000	3 years	(1)	0	48,000	(2)	144,000

Bruce C. Rohde	0	NA		0	0		0

(1) Due to the transition from a prior program to the current LTIP, up to one-third of the targeted award may be earned and paid out at the end of fiscal 2007 based on fiscal 2007 performance, and up to one-third of the total targeted award may be earned and paid out at the end of fiscal 2008 based on cumulative performance for fiscal 2007 and fiscal 2008. In no event may the amount paid in each of fiscal 2007 and fiscal 2008 exceed one-third of the three-year target. The balance of the award, including any above-target payout, is earned based on the full three years ending in fiscal 2009.

(2) Amount represents the target number of performance shares awarded to the executives for the three-year cycle beginning with fiscal 2007. Actual awards earned will depend on achievement of the performance objectives described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about ConAgra Foods common stock that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans as of May 28, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	29,650,026	$22.5241	7,725,713
Equity compensation plans not approved by security holders	—	—	—
Total	29,650,026	$22.5241	7,725,713

(1) This table does not include outstanding options for 23,314 shares at a weighted average exercise price of $11.6111 per share; these options were assumed in connection with an acquisition in fiscal 2001. No additional awards can be granted under the plan under which these options were originally issued. On July 31, 2006, 32,110,422 shares of ConAgra Foods common stock were issuable upon exercise of outstanding options (with a weighted-average exercise price of $23.8289 per share and a weighted-average remaining contractual life of 6.25 years), and 3,034,656 shares of ConAgra Foods common stock were potentially issuable upon vesting of restricted share equivalents or are outstanding restricted shares. During fiscal 2006, 2005 and 2004, the Company granted shares and share equivalents totaling 0.7 million, 1.9 million and 2.1 million, respectively. Of these, for fiscal 2006, 2005 and 2004, 0.7 million, 1.1 million and 1.1 million, respectively, are or may be settled in common stock.

BENEFIT PLANS, RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra Foods employees, including executive officers listed in the Summary Compensation Table, participate in a supplemental retirement plan. This plan is designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra Foods’ basic defined benefit pension plan.

The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 2006 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

	Credited Years of Service
Final Average Remuneration	10	15	20	25	30	35	40
$ 50,000	$5,100	$7,600	$10,100	$12,600	$15,200	$17,700	$20,200
100,000	12,300	18,400	24,500	30,600	36,800	42,900	47,900
150,000	19,500	29,200	38,900	48,600	58,400	68,100	75,600
200,000	26,700	40,000	53,300	66,600	80,000	93,300	103,300
250,000	33,900	50,800	67,700	84,600	101,600	118,500	131,000
500,000	69,900	104,800	139,700	174,600	209,600	244,500	269,500
1,000,000	141,900	212,800	283,700	354,600	425,600	496,500	546,500
1,500,000	213,900	320,800	427,700	534,600	641,600	748,500	823,500
2,000,000	285,900	428,800	571,700	714,600	857,600	1,000,500	1,100,500
2,500,000	357,900	536,800	715,700	894,600	1,073,600	1,252,500	1,377,500
3,000,000	429,900	644,800	859,700	1,074,600	1,289,600	1,504,500	1,654,500
3,500,000	501,900	752,800	1,003,700	1,254,600	1,505,600	1,756,500	1,931,500
4,000,000	573,900	860,800	1,147,700	1,434,600	1,721,600	2,008,500	2,208,500
4,500,000	645,900	968,800	1,291,700	1,614,600	1,937,600	2,260,500	2,485,500
5,000,000	717,900	1,076,800	1,435,700	1,794,600	2,153,600	2,512,500	2,762,500
5,500,000	789,900	1,184,800	1,579,700	1,974,600	2,369,600	2,764,500	3,039,500

Benefits under these plans are based on credited years of service and final average remuneration (generally the highest five consecutive years of compensation out of the last ten years of service for ConAgra Foods). Covered compensation includes salary and short-term incentive which can be found in the “Bonus” column of the Summary Compensation Table). As of May 28, 2006, the named executive officers who participate in the defined benefit pension plan had the following credited years of service: Mr. Rodkin, 0 years; Mr. Sharpe, 0 years; Mr. Johnson, 16 years; Mr. Sklarsky, 1 year; Mr. Gehring, 4 years and Mr. Rohde, 17 years.

Following a review of market practices during fiscal 2006, the Board of Directors of ConAgra Foods implemented new change of control agreements for certain officers and eliminated prior agreements for other officers. The new agreements dated March 31, 2006 reduce the overall potential cost of providing benefits following a change of control while continuing to provide appropriate protection for key individuals. The officers covered by this program include the executive officers named in the Summary Compensation Table, other than Mr. Rohde (the “Executives”).

Benefits are payable under the change of control agreements in lieu of any severance compensation and benefits under the Company’s severance plan if, within three years of a “change of control” (as defined in the agreements), (1) the Executive’s employment is involuntarily terminated without “cause” (as defined in the agreements) or (2) the Executive terminates his or her employment for good reason (as defined in the agreements as a “good reason termination”).

Conditioned on the execution of a release of all claims against ConAgra Foods, each Executive who is entitled to benefits under a change of control agreement will receive a lump sum cash payment equal to a multiple of the Executive’s base salary and annual bonus (calculated using the Executive’s highest annual bonus for the three fiscal years preceding the change of control or the Executive’s current target bonus, whichever is greater); continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with Executive making any required contributions except that ConAgra Foods must pay the Executive’s cost of medical and dental coverage on a gross-up after-tax basis; benefits under the Company’s nonqualified supplemental pension plan commensurate with adding three years to the Executive’s years of service and age (except for Mr. Rodkin and Mr. Sharpe, whose pension benefits are determined by their employment agreements), which benefits must be funded in a lump sum through a segregated trust (that remains subject to the claims of the Company’s creditors) within 60 days following the termination of employment; a supplemental benefit under the Company’s nonqualified 401(k) plan equal to three times the maximum Company contribution that the Executive could have received under the qualified and nonqualified 401(k) plans in the year in which the change of control occurs; and outplacement assistance not exceeding $30,000. The multiples for the officers range from one to three, and are three for Messrs. Rodkin, Sharpe, Sklarsky and Johnson, and two for Mr. Gehring.

The change of control agreements also provide that (1) upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board of Directors or Human Resources Committee) pay each Executive all or a prorated portion of the Executive’s short and/or long term incentive for the year in which the change of control occurs and (2) each Executive is entitled to an additional payment, if necessary, to make the Executive whole as a result of any excise and related taxes imposed by the Internal Revenue Code on any change of control benefits, except if the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, in which event the benefits will be reduced to avoid the excise tax (which exception does not apply to Mr. Rodkin’s and Mr. Sharpe’s agreements).

Each change of control agreement terminates, in the absence of a change of control, when the Executive’s employment as a full-time employee of the Company is terminated or the Executive enters into a written separation agreement with the Company. In addition, ConAgra Foods may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the Executive.

ConAgra Foods adopted in 1989 the ConAgra Foods Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra Foods (as defined in the plan), all benefits, payments and deferred compensation under ConAgra Foods’ various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately non-forfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

ConAgra Foods and Mr. Rodkin are parties to an employment agreement effective August 31, 2005. Mr. Rodkin receives as compensation (1) an annual salary of $1,000,000, (2) participation in ConAgra Foods’ annual incentive plan, with incentive uncapped but targeted at 200% of annual salary, (3) participation in the long-term senior management incentive program commencing May 29, 2006, (4) participation in all employee and executive pension, profit sharing, 401(k) and welfare benefit plans (including medical and dental), and other benefit programs and arrangements (including qualified and non-qualified plans), (5) participation in the supplemental ConAgra Foods non-qualified pension plan and 401(k) non-qualified plan, with, subject to certain exceptions, years of service for purpose of calculating benefits under the non-qualified pension plan at a three-for-one rate until he has service credit of thirty years, and (6) participation in ConAgra Foods change of control benefits programs as modified from time to time (provided severance is not less than 2.99 times annual compensation, plus excise tax gross-up). Pursuant to the agreement Mr. Rodkin received a guaranteed payout under ConAgra Foods’ annual incentive plan of $2,000,000 for fiscal 2006, a one-time grant on August 31, 2005 of 1,000,000 stock options exercisable at market price on the date of grant that vest over a three-year period and, in lieu of participation in the fiscal 2006 long-term senior management incentive program, a grant of 480,000 stock options on May 26, 2006 exercisable at market price on the date of grant that vest over a three-year period. Mr. Rodkin also receives relocation benefits, including home sale and purchase assistance, commutation travel to/from corporate headquarters/White Plains, and up to two years apartment housing in Omaha prior to purchasing permanent housing, and full tax gross-up (excluding gain on sale of home). Either party may terminate the employment agreement at any time. Upon death or permanent disability, restricted stock is fully vested, options are fully vested and exercisable during the remainder of their term, deferred compensation is promptly paid, and certain salary and bonus amounts are paid. Upon a termination by the Company without cause or by Mr. Rodkin for good reason, (a) the benefits in the prior sentence are applicable, and (b) the base salary and bonus continues for 24 months, and participation in health and welfare plans continues for up to two years. Upon a termination by the Company with cause or by Mr. Rodkin without good reason, salary is paid through the month of termination and other benefits are payable in accordance with the Company’s benefit plans.

ConAgra Foods and Mr. Sharpe are parties to an employment agreement executed December 1, 2005. Mr. Sharpe receives as compensation (1) an annual salary of $600,000, (2) participation in ConAgra Foods’ annual incentive plan, with target bonus opportunity not less than 100% of annual salary, (3) participation in the long-term senior management incentive program commencing May 29, 2006, (4) participation in all employee and executive pension, profit sharing, 401(k) and welfare benefit plans (including medical and dental), and other benefit programs and arrangements, (including qualified and non-qualified plans), (5) participation in the supplemental ConAgra Foods non-qualified pension plan and 401(k) non-qualified plan, with, subject to certain exceptions, years of service for purpose of calculating benefits under the non-qualified pension plan at a three-for-one rate until he has service credit of thirty years, and (6) participation in ConAgra Foods change of control benefits programs as modified from time to time (provided severance is not less than 2.99 times annual compensation, plus excise tax gross-up). Pursuant to the agreement, Mr. Sharpe received a guaranteed payout under ConAgra Foods’ annual incentive plan of $300,000 for fiscal 2006, a signing payment of $300,000, a one-time grant on December 31, 2005 of 300,000 stock options exercisable at market price on the date of grant that vest over a three-year period and, in lieu of participation in the fiscal 2006 long-term senior management incentive program, a grant of 160,000 stock options on May 26, 2006 exercisable at market price on the date of grant that vest over a three-year period. Mr. Sharpe also receives relocation benefits, including home sale and purchase assistance, commutation travel (for six months) to/from corporate headquarters/White Plains, and up to six months apartment housing in Omaha prior to purchasing permanent housing, and full tax gross-up (excluding gain on sale of home). Either party may terminate the employment agreement at any time. Upon death or permanent disability, restricted stock is fully vested, options are fully vested and exercisable during the remainder of their term, deferred compensation is promptly paid, and certain salary and bonus amounts are paid. Upon a termination by the Company without cause or by Mr. Sharpe for good reason, (a) the benefits in the prior sentence are applicable, and (b) the base salary and bonus continues for 24 months, and participation in health and welfare plans continues for up to two years. Upon a termination by the Company with cause or by Mr. Sharpe without good reason, salary is paid through the month of termination and other benefits are payable in accordance with the Company’s benefit plans.

ConAgra Foods and Mr. Sklarsky entered into an employment agreement effective November 1, 2004, the terms of which were revised by an employment and separation agreement dated July 13, 2006. Under the original agreement, Mr. Sklarsky received as compensation (1) an annual salary of $500,000, (2) participation in ConAgra Foods’ executive annual incentive plan, with incentive uncapped but targeted at 100% of annual salary, (3) participation in the long-term senior management incentive program, (4) participation in the ConAgra Foods non-qualified pension plan and (5) certain severance benefits. Mr. Sklarsky also received a full year payout of annual incentive at target for fiscal 2005 to facilitate partial buy-out of his incentive position with his former employer. On June 16, 2006, Mr. Sklarsky announced his plans to leave the Company following a transition to a new chief financial officer to be named at a later date. Under the employment and separation agreement dated July 13, 2006, Mr. Sklarsky agreed to remain in his position for a transition period ending not earlier than August 16, 2006, and to comply with certain confidentiality, noncompetition and non-solicitation provisions following his termination of employment. ConAgra Foods agreed that, following Mr. Sklarsky’s departure and in satisfaction of his prior agreements with the Company, Mr. Sklarsky would (1) receive his monthly $41,667 base salary for two years, (2) be eligible for a pro-rata short-term incentive plan bonus for fiscal 2007, (3) receive a cash payment of $1,250,000 six months following his separation in consideration of loss of benefits associated with his initial employment agreement, (4) continue medical benefits at active employee premium rates, (5) be eligible for outplacement services, and (6) not be required to return any monies or benefits actually received pursuant to his initial employment agreement.

ConAgra Foods and Mr. Rohde are parties to an agreement dated September 22, 2005 providing for Mr. Rohde’s resignation of his position as Chairman, Chief Executive Officer and President as of September 30, 2005 pursuant to the good reason provisions of his August 26, 1996 employment agreement. The agreement provides that ConAgra Foods will pay or provide to Mr. Rohde during the period from October 1, 2005 through September 30, 2009 (1) a prorated short-term and long-term incentive for fiscal 2006, (2) a salary of $50,000 per month, (3) continuation of health benefits, (4) continued participation in all other benefit programs maintained by ConAgra Foods for its executive officers, (5) full vesting of his outstanding stock options, restricted stock awards, restricted share equivalent awards and restricted cash awards, (6) a lump sum distribution of his benefits under the Company’s non-qualified pension plan on October 1, 2009, and (7) an office and administrative support.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

ConAgra Foods Compensation Philosophy

ConAgra Foods’ compensation philosophy has been consistent in promoting a “pay for performance” philosophy. The Human Resources Committee, which is composed of five independent directors, believes the achievement of the objectives contained in the Company’s strategic plans will significantly increase stockholder values over time. We have therefore linked the compensation of the Company’s executive officers and senior operating officers to the achievement of strategic and financial objectives.

The ConAgra Foods’ executive compensation programs are based on the following principles:

•	Linking executive compensation to the achievement of the Company’s strategic plans.
•	Subjecting a significant portion of an executive’s compensation to risk through the use of performance-based incentives including equity-based compensation.
•	Attracting, retaining and motivating highly-qualified executives.
•	Recognizing individual contributions to the strength and growth in the Company’s value.

In an effort to further focus management on stockholder value creation, the fiscal 2007 long-term incentive program was redesigned. The objective is to further correlate management actions with long-term value creation using growth in earnings before interest and taxes in combination with return on average invested capital as the performance metrics in the program.

Elements of Compensation

The principal elements of our executive compensation programs are salaries, short-term incentives, and long-term incentives. The Committee approved the salary of each executive officer and all short-term and long-term incentive awards during fiscal 2006.

A substantial percentage of each executive’s compensation depends on the level of the executive’s contribution to Company objectives. These objectives are established at the beginning of each year and are designed to enable the Company to achieve the goals of our strategic plan. These include financial objectives and qualitative factors such as leadership, teamwork, management development, and quality business strategy execution that strengthen the Company’s platform for competition and growth. Each executive is also accountable for compliance with the Company’s policies and code of conduct.

Base Salary

The Committee reviews the competitive market for executive positions considering the competitive pay for similar positions in the food and consumer products industries. The base salary for each executive officer is established based on individual performance and contribution to the performance of ConAgra Foods, considering the competitiveness of the total compensation package. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay within the market. The peer groups used by the Committee are more expansive than the S&P Packaged Foods Group used in the comparative stock performance charts provided on page 23. Mr. Rodkin’s annual base salary was set at $1,000,000 during fiscal 2006 pursuant to his August 2005 employment agreement.

Short-Term Incentives – Fiscal 2006

At the beginning of each year, based on the annual performance plan approved by the Board, the Committee establishes a range of financial performance goals for the Company and its business units focusing on financial targets relative to the business portfolio of the Company. The amounts payable under the Company’s annual bonus incentives relate directly to the degree to which the Company and its business units meet the annual financial goals.

The Committee also assigns individual bonus ranges to each executive officer expressed as a percent of base salary. The executive is evaluated in light of Company objectives, including the four compensation principles described above. The amount of each executive’s annual bonus is a function of the level of achievement of the Company, the executive’s business unit, and/or individual objectives. The short-term incentive targets for ConAgra Foods’ executive officers in fiscal 2006 were established under the Executive Incentive Plan approved by stockholders and based on profit before tax. Since the Company formulated a new strategic direction during fiscal 2006, a supplemental short-term bonus program was put into place midyear to focus attention on revised financial goals even if an operating area was not meeting the original plan objectives for fiscal 2006.

Mr. Rodkin received a short-term bonus of $2,000,000 for fiscal 2006, which amount was guaranteed by his August 2005 employment agreement. Mr. Sharpe received a total fiscal 2006 short-term bonus of $450,000, $300,000 of which was guaranteed by his November 2005 employment agreement. Mr. Sklarsky, Mr. Johnson and Mr. Gehring received fiscal 2006 short-term bonuses of $250,000, $300,000 and $250,000, respectively.

Long-Term Incentives – Fiscal 2006

ConAgra Foods’ long-term incentive plans for executive officers and senior operating officers for fiscal 2006 were established through a long-term senior management incentive program and stock plans approved by the stockholders. The Committee believes that equity awards provide important long-term incentives for directors, executive officers and other key employees to achieve the ConAgra Foods’ strategic plans. The Committee also believes that a variety of equity incentives consistent with those available to other leading companies are necessary for ConAgra Foods to compete for, motivate and retain highly-qualified directors, executive officers, and other key employees.

The prior long-term senior management incentive program was designed to compensate participants, including executive officers, based on ConAgra Foods’ ability to increase earnings per share above a threshold level established by the Committee. The Committee selected participants, including executive officers, and the participants were eligible to share in an award pool of 8% of ConAgra Foods’ excess after-tax earnings (subject to adjustment pursuant to the program) over and above a 5% compound annual growth rate from a fixed five-year average earnings base. Amounts earned under the program in fiscal 2003 and 2004 were issued in restricted share equivalent units (payable in common stock when restrictions end) and restricted units (tracking appreciation or depreciation in ConAgra Foods’ stock during the restricted period and payable in cash when restrictions end). Dividend equivalents are paid on these units and they vest over five years. No long-term incentives were paid to executive officers under the plan for fiscal 2005 or 2006. The long-term program for periods beginning in fiscal 2007 has been redesigned.

The Committee also administers ConAgra Foods’ stock plans, which authorize various stock-based incentives, including grants of stock options, restricted stock and restricted share equivalent units. For fiscal 2006 performance, options and restricted stock units were granted to approximately 730 ConAgra Foods employees. Mr. Rodkin received 1,480,000 stock options in fiscal 2006 as part of his August 2005 employment agreement and Mr. Sharpe received 460,000 stock options as part of his November 2005 employment agreement. Mr. Sklarsky and Mr. Johnson each received 160,000 stock options, and Mr. Gehring received 80,000 stock options in July 2005. The options and restricted stock/units granted in fiscal 2006 or for fiscal 2006 performance were approximately 1.9% of the Company’s outstanding common stock. The Committee grants stock options at the prevailing market price of ConAgra Foods common stock and such options therefore will benefit the recipient only if ConAgra Foods’ stock price increases. The Company does not reprice options.

Stock Ownership and Retention Requirements

ConAgra Foods’ directors and executive officers are committed to owning stock in the Company, which aligns their interests with the interests of stockholders. As part of that commitment directors will not sell any of their ConAgra Foods stock until they cease to be a director, and an executive officer can sell ConAgra Foods stock only during the quarterly insider trading windows each year, and only if stock retention guidelines are met. In 2006, our board adopted stock ownership guidelines for all executive officers, all senior operating officers, and certain other officers. The ownership guideline is six times base salary for the chief executive officer and between one-half and four times base salary for other executive officers.

Certain Fiscal 2006 Agreements

The Board elected Mr. Rodkin to the position of President and Chief Executive Officer beginning October 1, 2005. In connection with Mr. Rodkin’s employment, the Committee, following consultations with its independent compensation consultant, approved an employment agreement dated August 31, 2005 with Mr. Rodkin, which agreement was approved by the Board.

Mr. Rohde resigned as President and Chief Executive Officer effective September 30, 2005. In connection with Mr. Rohde’s resignation, the Committee, following consultation with its independent compensation consultant, approved an employment transition agreement dated September 22, 2005 with Mr. Rohde, which agreement was approved by the Board.

In March 2006, following a review of market practices with its independent compensation consultant, the Committee approved and the Board implemented new change of control agreements for certain officers and eliminated prior agreements for other officers.

Mr. Rodkin’s employment agreement, Mr. Rohde’s employment transition agreement, and the change of control agreements, are further described in “Benefit Plans, Retirement Programs and Employment Agreements” above.

Compensation Consultant

The Committee retained Towers Perrin as its independent compensation consultant for fiscal 2006. Towers Perrin assessed the appropriateness and competitiveness of the Company’s executive compensation program, as well as the compensation paid to each of its executive officers. The compensation consultant reported on comparisons to the compensation practices at other food companies as well as other consumer product companies. While the input from the compensation consultant is not the determining factor in the Committee’s review of executive compensation, their input represents an important element in the Committee’s evaluation of the Company’s executive compensation programs.

Internal Revenue Service Regulations

The Committee has reviewed ConAgra Foods’ compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra Foods’ executive compensation plans so that payments will generally be fully deductible. However, ConAgra Foods may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

ConAgra Foods, Inc. Human Resources Committee

Carl E. Reichardt, Chairman

David H. Batchelder

John T. Chain, Jr.

Steven F. Goldstone

Ronald W. Roskens

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts (as defined by the Securities and Exchange Commission). The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the Company, (2) the qualifications, independence and performance of the Company’s independent auditors and internal audit department, and (3) compliance by the Company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on the Company’s website.

ConAgra Foods’ management is responsible for the Company’s financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the Company’s annual audited financial statements, quarterly financial statements, and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the Company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the Company’s selection or application of accounting principles, and (5) the effect of regulatory and accounting initiatives on the financial statements of the Company. The Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff, and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the Audit Committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the independent auditors their written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by KPMG to the Company during fiscal 2006 was compatible with the auditors’ independence.

Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chairman

Mogens C. Bay

W.G. Jurgensen

Kenneth E. Stinson

COMPARATIVE STOCK PERFORMANCE

The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra Foods common stock with certain Index values for both five- and ten-year periods ended fiscal 2006, according to Bloomberg. Both graphs set the beginning value of ConAgra Foods common stock and the Indices at $100. All calculations assume reinvestment of dividends. The performance graphs compare ConAgra Foods with the Standard and Poor’s (S&P) 500 Stock Index and the S&P Packaged Foods Index. All Index values are weighted by capitalization of companies included in the group.

ITEM 2:  Approval of the ConAgra Foods 2006 Stock Plan

General

ConAgra Foods’ Board of Directors has approved the ConAgra Foods 2006 Stock Plan (the “Plan”), attached hereto as Annex A, subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in motivating superior performance, encouraging and providing for the acquisition of an ownership interest in the Company by participants, and enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company. As of July 31, 2006, only 1,643,779 shares of common stock remain available for grant under ConAgra Foods’ current stock plans, and therefore the Board of Directors has approved the Plan which authorizes the issuance of up to 30,000,000 shares of ConAgra Foods common stock. If the Plan is approved by stockholders, ConAgra Foods will not issue any new stock awards after the Annual Meeting under the 1990, 1995 or 2000 Stock Plans, other than grants to eligible directors issuable immediately after the Annual Meeting pursuant to the terms of the 2000 Stock Plan.

Under the Plan, the Human Resources Committee (the “Committee”) of the Board may grant stock options, stock appreciation rights, restricted stock and other stock-based awards to employees of ConAgra Foods and its subsidiaries. Grants may also be made to non-employee directors and consultants. The number of grantees may vary from year to year. The number of eligible participants under the Plan is estimated to be approximately 800. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan. The Committee may delegate all or a portion of its powers to one or more of its members. The Committee may delegate to an officer of the Company the authority to designate recipients and the numbers of awards under the Plan, provided that such delegated authority cannot apply to awards to executive officers, directors or the designee.

The maximum number of shares of ConAgra Foods’ common stock that may be issued under the Plan is 30,000,000. Any shares of common stock subject to an award which for any reason are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan; however shares used to pay the exercise price of an award or to pay withholding taxes, or shares not issued or delivered as a result of a net settlement of a stock appreciation right may not again be made available for issuance as an award under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one participant may not exceed 15% of the aggregate number of shares of common stock that may be issued under the Plan. A maximum of 50% of the shares of stock available under the Plan may be issued as awards other than stock options or stock appreciation rights. A maximum of 5% of the shares of stock available under the Plan may be issued as awards to non-employee directors.

The shares may be unissued shares or treasury stock. If there is a stock dividend, stock split, recapitalization, merger, consolidation, combination, spinoff, distribution of assets to stockholders, exchange or other similar corporate transaction or event, appropriate adjustments shall be made by the Committee in the number of shares available for future issuance under the Plan and in the number of shares, prices and dollar value under all outstanding awards made before the event. Except in connection with such event, the exercise price of an outstanding stock option may not be reduced without stockholder approval.

No dividends or dividend equivalents shall be paid on stock options or stock appreciation rights. The Committee may at the time of a restricted stock or other stock-based award provide that any dividends declared on ConAgra Foods common stock or dividend equivalents be paid to the participant, accumulated and paid to the participant after the expiration of any restrictions, or not paid or accumulated.

Grants Under the Plan

Stock Options: The Committee may grant participants nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code and only participants who are employees will be eligible to receive incentive stock options. To exercise an option, a participant may pay the option price in cash, or by other methods of payment if permitted by the Committee, including withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock, if such shares have been owned by the optionee for at least six months. Stock options may not be granted under the Plan in consideration for the delivery of ConAgra Foods common stock in payment of the exercise price or tax withholding under any other stock option, i.e., no “reloads”. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control (as defined in the Plan) of ConAgra Foods.

Stock Appreciation Rights: The Committee may grant a stock appreciation right (a “SAR”) in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of a SAR granted in tandem with an option, the corresponding option will terminate. SAR’s granted separately from options may be granted on such terms and conditions as the Committee establishes. SAR’s may be made exercisable in installments, and the exercisability of SAR’s may be accelerated by the Committee but the term of a SAR may not exceed ten years from the date of grant. All outstanding SARs become immediately exercisable in the event of a change-in-control (as defined in the Plan) of ConAgra Foods. If a participant exercises a SAR, the participant will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of ConAgra Foods common stock, or any combination of cash and shares as the Committee determines.

Restricted Stock: The Committee may grant awards of restricted stock to participants under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and ConAgra Foods financial performance. The Committee may issue such restricted stock awards without any cash payment by the participant, or with such cash payment as the Committee may determine. All restrictions lapse in the event of a change-in-control (as defined in the Plan) of ConAgra Foods. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions; the Committee intends to grant acceleration or waiver of restricted stock provisions only in special circumstances.

Other Stock-Based Awards and Awards: The Committee may grant other stock-based awards and other awards to participants under the Plan that are based in whole or in part by reference to, or otherwise based on the fair market value of ConAgra Foods common stock, on such terms as the Committee may determine. Such awards may include restricted stock units, which may be settled in ConAgra Foods common stock or otherwise, and performance share awards which are the subject of one or more performance criteria. For participants covered by the Company’s Executive Incentive Plan, the performance measures for other stock-based awards will be those designated in such plan.

Additional Limitations: A maximum of 5% of the shares of stock available under the Plan may be issued as restricted stock, restricted stock units, or performance shares having no minimum vesting period. Subject to the foregoing, and except in the case of a change-in-control (as defined in the Plan) of ConAgra Foods, death, disability or termination of employment, no award (other than a stock option or SAR) (1) based on performance criteria shall be based on performance over a period of less than one year, or (2) that is conditioned on continued employment or the passage of time shall provide for vesting in less than pro rata installments over three years from the date of the award.

Tax Withholding: The Committee may permit a participant to satisfy applicable federal, state and local tax withholding requirements through the delivery to ConAgra Foods of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by ConAgra Foods.

Other Information: Except as permitted by the Committee, awards under the Plan are not transferable except by will or under the laws of descent and distribution. The Board may terminate the Plan at any time but such termination shall not affect any award then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until September 28, 2016, but awards granted prior to such date will continue in effect until they expire in accordance with their original terms. The Board may also amend the Plan as it deems advisable. Amendments which (1) materially modify the requirements for participation in the Plan, (2) increase the number of shares of ConAgra Foods common stock subject to issuance under the Plan, (3) change the minimum exercise price for stock options as provided in the Plan, or (4) extend the term of the Plan, must be submitted to stockholders for approval.

Federal Income Tax Consequences

With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such participant, or within two years from the date the option to acquire such shares is granted, then for federal income tax purposes (1) the optionee will not recognize any income at the time of exercise of the option; (2) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an “item of adjustment” for purposes of the alternative minimum tax; and (3) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. ConAgra Foods will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. ConAgra Foods generally will receive an equivalent deduction at that time.

With respect to restricted stock awards and other stock awards, an amount equal to the fair market value of the ConAgra Foods shares distributed to the participant (in excess of any purchase price paid by the participant) will be includable in the participant’s gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a “Forfeiture Restriction”). If a participant receives an award subject to a Forfeiture Restriction, the participant may elect to include in gross income the fair market value of the award. In the absence of such an election, the participant will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. ConAgra Foods generally is entitled to a deduction at the time and in the amount that the income is included in the gross income of a participant.

With respect to performance shares and stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received will be subject to ordinary income tax in the year of receipt and ConAgra Foods generally will be entitled to a deduction for such amount.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE CONAGRA FOODS 2006 STOCK PLAN.

ITEM 3:  Ratification of Appointment of Independent Auditors

The firm of KPMG LLP conducted the fiscal 2006 audit. The fiscal 2005 audit was conducted by Deloitte & Touche LLP. Fees billed to the Company by KPMG and Deloitte & Touche for services provided for the 2006 and 2005 fiscal years were as follows:

	2006	2005

	KPMG	Deloitte & Touche

Audit Fees	$7,723,000	$7,775,000
Audit-Related Fees	605,000	269,000
Tax Fees	—	1,190,000
All Other Fees	—	—

Total Fees	$8,328,000	$9,234,000

Audit Fees consist of the audit of the Company’s fiscal 2006 and 2005 annual financial statements and the review of the Company’s quarterly financial statements during fiscal 2006 and 2005. Audit fees for fiscal 2005 include $817,000 paid in fiscal 2006.

Audit-Related Fees consist primarily of employee benefit plan audits and services related to business divestitures.

Tax Fees consist of international tax planning, federal, state and expatriate tax compliance.

All Other Fees. There were no services in this category provided in fiscal 2006 or fiscal 2005.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

The Audit Committee has appointed KPMG as the independent registered public accounting firm to conduct the 2007 audit of the Company’s financial statements and the Board of Directors requests that the stockholders ratify this appointment.

On July 15, 2005, the Audit Committee retained KPMG as the Company’s independent auditors for fiscal 2006 and determined to dismiss Deloitte & Touche effective with the completion of the audit of the 2005 fiscal year. Deloitte & Touche’s audit reports on the Company’s consolidated financial statements for the fiscal years ended May 29, 2005, and May 30, 2004, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche’s report dated August 11, 2005 (July 28, 2006 as to Notes 2 and 19) expressed an unqualified opinion and included an explanatory paragraph relating to changes in methods of accounting for variable interest entities and asset retirement obligations in 2004. During the 2004 and 2005 fiscal years and through the completion of their audit for fiscal 2005, there were no disagreements with Deloitte & Touche on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements for such years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except for a material weakness in internal control with respect to accounting for income taxes as reported by the Company in its Form 10-K for the fiscal year ended May 29, 2005.

During the 2005 and 2004 fiscal years and prior to the appointment of KPMG, the Company did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives from KPMG are expected to be present at the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 3.

CERTAIN LEGAL PROCEEDINGS

We are a party to class action and stockholder derivative lawsuits. Our Form 10-K for the year ended May 28, 2006 also provides information on these legal proceedings.

Three purported class actions have been consolidated in the United States District Court for Nebraska: Berlien v. ConAgra Foods, Inc., et. al. Case No. 805CV292 filed on June 21, 2005, Calvacca v. ConAgra Foods, Inc., et. al. Case No. 805CV00318 filed on June 30, 2005, and Woods v. ConAgra Foods, Inc., et. al. Case No. 6707 filed on July 26, 2005. Each lawsuit is against the Company and its former chief executive officer. The lawsuits allege violations of the federal securities laws in connection with the events resulting in the Company’s April 2005 restatement of its financial statements and related matters. Each complaint seeks a declaration that the action is maintainable as a class action and that the plaintiff is a proper class representative, unspecified compensatory damages, reasonable attorneys’ fees and any other relief deemed proper by the court. The Company believes the lawsuits are without merit and intends to vigorously defend the actions.

Four derivative actions were filed by stockholder plaintiffs, purportedly on behalf of the Company. Three of the actions were filed in the in United States District Court for Nebraska, Case No. 805CV342 and Case No. 805CV343 filed on July 15, 2005, and Case No. 405CV3183 filed on July 26, 2005 and the fourth action was filed on December 12, 2005 in the District Court for Douglas County, Nebraska, Case No. 1056-74. The lawsuits allege that the defendants, directors and certain executive officers of the Company during the relevant times, breached fiduciary duties in connection with events resulting in the Company’s April 2005 restatement of its financial statements and related matters. The complaints seek, inter alia, recovery to the Company, which was named as a nominal defendant in the action, of damages allegedly sustained by the Company and for reimbursement and restitution. Additionally, a derivative action was filed by a stockholder plaintiff, purportedly on behalf of the Company, in the Court of Chancery for the State of Delaware in New Castle County on April 18, 2006. The complaint contains allegations of breach of fiduciary duties, waste, unjust enrichment, and false and misleading proxy statements against the defendants, directors of the Company at the relevant times and the current and former chief executive officers, in the compensation awarded to the former chief executive officer since 2002. The complaint seeks an unspecified amount of damages alleged to have been sustained by the Company, attorneys’ fees and any other relief deemed proper by the court. The individuals named as defendants in the actions believe the actions are without merit and intend to vigorously defend the allegations.

Three purported class actions were filed in United States District Court for Nebraska, Rantala v. ConAgra Foods, Inc., et. al. Case No. 805CV349, and Bright v. ConAgra Foods, Inc., et. al., Case No. 805CV348 on July 18, 2005 and Boyd v. ConAgra Foods, Inc., et. al., Case No. 805CV386 on August 8, 2005. The lawsuits are against the Company and its directors and its employee benefits committee on behalf of participants in the Company’s employee retirement income savings plans. The lawsuits allege violations of the Employee Retirement Income Security Act (ERISA) in connection with the events resulting in the Company’s April 2005 restatement of its financial statements and related matters. Each complaint seeks unspecified amount of damages, injunctive relief, attorneys’ fees and other equitable monetary relief. The Company believes the lawsuits are without merit and intends to vigorously defend the actions.

FISCAL 2007 STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented in the 2007 annual meeting proxy statement must be received by the Company no later than April 20, 2007.

The Company’s bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders’ meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 2007 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than 90 nor more than 120 days prior to the first anniversary of the 2006 Annual Meeting. However, if the date of the 2007 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 90th day prior to such meeting day or the tenth day following public announcement of such meeting date.

The bylaws specify the information which must accompany any such stockholder notice. Any stockholder may obtain details on the provisions of the bylaws from the Corporate Secretary of the Company.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

ANNEX A

CONAGRA FOODS 2006 STOCK PLAN

SECTION 1

NAME AND PURPOSE

1.1 Name. The name of the plan shall be the ConAgra Foods 2006 Stock Plan (the “Plan”).

1.2. Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by (a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock, or Other Stock-Based Award granted under the Plan, including Awards combining two or more types of Awards in a single grant.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Human Resources Committee of the Board, or its successor, or such other committee of the Board to which the Board delegates power to act under or pursuant to the provisions of the Plan.

(f) “Company” means ConAgra Foods, Inc., a Delaware corporation (and any successor thereto) and its Subsidiaries.

(g) “Eligible Director” means a person who is serving as a member of the Board and who is not an Employee.

(h) “Employee” means any employee of the Company or any of its Subsidiaries.

(i) “Fair Market Value” means, on any date, the closing price of the Stock as reported on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such exchange (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

(j) “Option” means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

(k) “Other Stock-Based Award” means an award of a share of Stock or units of common stock to a Participant subject to such terms as the Committee may determine.

(l) “Participant” means any Employee, Eligible Director, or consultant (a non-employee who performs bona fide services to the Company) designated by the Committee to participate in the Plan.

(m) “Plan” means the ConAgra Foods 2006 Stock Plan, as in effect from time to time.

(n) “Restricted Stock” shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

(o) “Stock” means the Common Stock of the Company, par value $5.00 per share.

(p) “Stock Appreciation Right” means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

(q) “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, 25% or more of the voting power or of the capital interest or profits interest of such entity.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

The only persons eligible to participate in the Plan shall be those Participants selected by the Committee.

SECTION 4

POWERS OF THE COMMITTEE

4.1 Committee Members. The Plan shall be administered by the Committee comprised of no fewer than two members of the Board. Each Committee member shall satisfy the requirements for (i) an “independent director” for purposes of the Company’s Corporate Governance Principles, (ii) an “independent director” under rules adopted by the New York Stock Exchange, (iii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and (iv) an “outside director” under Section 162(m) of the Code.

4.2 Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

4.3 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

4.4 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members. The Committee may delegate to an officer of the Company the authority to designate the recipients and the number of the Awards, provided that such authority cannot apply to Awards to executive officers, directors or the designee.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Number. Subject to the provisions of Section 5.4, the number of shares of Stock subject to Awards under the Plan may not exceed 30,000,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

5.2 Limitations. The maximum number of shares of Stock with respect to which Awards may be granted to any one Participant under the Plan is 15% of the aggregate number of shares of Stock available for Awards under Section 5.1. A maximum of 50% of shares of Stock available for issuance under the Plan may be issued as Awards other than Options or Stock Appreciation Rights.

5.3 Cancelled, Terminated, Forfeited or Surrendered Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated, lapsed or expired without the issuance of any stock shall again be available for Awards under the Plan; provided, the following shares of Stock may not again be made available for issuance as Awards under the Plan: (i) shares used to pay the exercise price of an outstanding Award, (ii) shares used to pay withholding taxes related to an outstanding Award, or (iii) shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right.

5.4 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate transaction or event, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

5.5 Dividend Equivalent Rights. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights. The Committee may at the time of a Restricted Stock or Other Stock-Based Award provide that any dividends declared on common stock or dividend equivalents be (i) paid to the Participant, (ii) accumulated for the benefit of the Participant and paid to the Participant only after the expiration of any restrictions, or (ii) not paid or accumulated.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. Only Participants who are Employees shall be eligible to receive Incentive Stock Options. Options may also be granted in replacement of or upon assumption of options previously issued by companies acquired by the Company by merger or stock purchase, and any options so replaced or assumed may have the same terms including exercise price as the options so replaced or assumed.

6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

6.4 Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) by tendering, by either actual delivery of shares or by attestation, shares of Stock already owned by the Participant valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a notice of exercise and full payment of the exercise price, the Company shall deliver to the Participant either by electronic means or by stock certificate or certificates the acquired shares of Stock. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any required tax withholding resulting from such exercise. The Committee may approve other methods of payment.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 No Repricing. Other than in connection with the change in capitalization (as described in Section 5.4 of the Plan), the exercise price of an Option may not be reduced without stockholder approval.

6.7 No Reload Grants. Options shall not be granted under the Plan in consideration for the delivery of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.

SECTION 7

DIRECTOR AWARDS

7.1 Director Awards. Any Award or formula for granting an Award under the Plan made to Eligible Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under Plan shall instead be exercised by the Board. The maximum number of shares of Stock with respect to which Awards may be granted to Eligible Directors under the Plan is 5% of the aggregate number of shares of Stock available for Awards under Section 5.1.

SECTION 8

STOCK APPRECIATION RIGHTS

8.1 SAR’s In Tandem with Options. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

8.2 Other Stock Appreciation Rights. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

8.3 Limitations. The provisions of Sections 6.2, 6.3, 6.6 and 6.7 of the Plan shall also apply to Stock Appreciation Rights.

SECTION 9

RESTRICTED STOCK

9.1 Grant of Restricted Stock. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

9.2 Removal of Restrictions. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.

SECTION 10

OTHER STOCK-BASED AWARDS; CERTAIN LIMITATIONS ON AWARDS

10.1 General. The Committee may grant Awards of Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive or vest with respect to, one or more shares of Stock (or the equivalent cash value of such Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives. Such other stock-based awards may include the awards referenced in Sections 10.2 and 10.3.

10.2 Restricted Stock Units. Restricted Stock Units represent an unfunded and unsecured obligation of the Company. Settlement of a Restricted Stock Unit upon expiration of the deferral or vesting period shall be made in Stock or otherwise as determined by the Committee.

10.3 Performance Shares. Performance shares are awards the grant, issuance, retention, vesting and/or settlement of which is subject to the satisfaction of one or more of the performance criteria established by the Committee. With respect to Participants covered by the Company’s Executive Incentive Plan, the performance measures shall be those designated in such Executive Incentive Plan.

10.4 Certain Limitations on Awards. A maximum of 5% the aggregate number of shares of Stock available for issuance under the Plan may be issued as Restricted Stock, restricted stock units or performance shares having no minimum vesting period; subject to the foregoing, and except in the case of Change-in-Control, death, disability or termination of employment, no Award (other than an Option or Stock Appreciation Right) based on performance criteria shall be based on performance over a period of less than one year, and no Award (other than an Option or Stock Appreciation Right) that is conditioned on continued employment or the passage of time shall provide for vesting in less than pro rata installments over three years from the date of Award.

SECTION 11

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

11.1 General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the written consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan, (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, (iii) change the minimum exercise price for stock options as provided in Section 6.2, or (iv) extend the term of the Plan, in each case without the approval of a majority of the outstanding shares of Stock entitled to vote thereon. No amendment or modification shall affect the rights of any Participant with respect to a previously granted Award, without the written consent of the Participant.

11.2 Termination of Plan. No Award shall be granted under the Plan subsequent to September 28, 2016, or such earlier date as may be determined by the Board. No termination of the Plan shall adversely affect any Award previously granted.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1 Nontransferability of Awards. Except as otherwise provided by the Committee, no Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant’s surviving spouse, if any, or otherwise by his estate.

12.3 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No individual shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

12.4 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated total federal, state and local tax obligation associated with the transaction.

12.5 Change of Control. On the date of a Change of Control (as herein defined), all outstanding Options and Stock Appreciation Rights shall become immediately exercisable and all restrictions with respect to Restricted Stock and other Stock Based Awards shall lapse. Change of Control shall mean:

(a) Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(b) Consummation of a reorganization, merger or consolidation, in each case, in which the Company is not the surviving entity and with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

12.6 Agreements with Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee or its designee.

12.7 Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention. If any provision of the Plan or an Award contravenes any regulations promulgated under Section 409A of the Code or could cause an Award to be subject to interest and penalties under Section 409A of the Code, such provision of the Plan or any Award shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

12.8 Unfunded Plan. The plan shall be unfunded. Bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, but any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards.

12.9 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

12.10 Effective Date. The Plan shall be effective upon its adoption by the Board subject to approval by the Company’s stockholders at the 2006 annual stockholders’ meeting.

12.11 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

ADMISSION TICKET

ConAgra Foods 2006 Annual Stockholders’ Meeting

Thursday, September 28, 2006

1:30 p.m.

Holland Performing Arts Center

Corner of 13th and Douglas Streets

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 28, 2006 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

This is Your ConAgra Foods

PROXY CARD

Please vote and sign on reverse side

This proxy is solicited by your Board of Directors for the

September 28, 2006 Annual Stockholders’ Meeting

The undersigned stockholder appoints each of S. Goldstone and G. Rodkin attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra Foods, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting can be found on the reverse side of this proxy card.

(This proxy is continued on the reverse side)

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 27, 2006.

VOTE BY PHONE: 1-800-690-6903	VOTE BY INTERNET: WWW.PROXYVOTE.COM
1. Read the accompanying Proxy Statement and this proxy card.	1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free 1-800-690-6903.	2. Go to website www.proxyvote.com.
3. Follow the recorded instructions.	3. Follow the instructions.
VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Mark, sign and date your proxy card.
3. Return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.	Please mark Your votes as Indicated in This example	☒

Item 1. Elect Directors - Nominees: David H. Batchelder, Steven F. Goldstone, Mark H. Rauenhorst and Gary M. Rodkin

For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote on a particular nominee, mark “For All Except” and write nominee’s name on the line below. __________________________

Item 2. Approve the 2006 Stock Plan

For ☐	Against ☐	Abstain ☐

Item 3. Ratify the appointment of Independent Auditors

For ☐	Against ☐	Abstain ☐

	Yes	No	This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.
Please indicate if you plan to attend the meeting.	____	____
HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.	____	____	Signature
Signature (Joint Owners)
Signature			Date
Date			NOTE: Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.

Important News Regarding the ConAgra Foods

2006 Annual Meeting

Please note that the location of and rules for admission to the ConAgra Foods annual meeting of stockholders have changed. The meeting is being held at the Holland Performing Arts Center on the corner of 13th and Douglas streets in Omaha, Nebraska, and attendance is limited to stockholders only. This year’s annual meeting is a business meeting only, and does not include a luncheon or reception.

For the first time, we are also offering a webcast of the meeting on our website at www.conagrafoods.com in the section for investors. You can listen to it as it occurs or afterwards if you prefer.

Additional Information on Admission to the 2006 Annual Meeting

An admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the annual meeting.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is on the back of your proxy card.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically over the Internet, please refer to the appropriate section of the electronic materials to print off your admission ticket.

•	If your ConAgra Foods shares are held in a bank or brokerage account and you did not receive an admission ticket, you may still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on July 31, 2006. Some form of government-issued photo identification will also be required.

•	No cameras, recording devices or large packages/containers will be permitted in the meeting room.